                                                                    EXHIBIT 23.3

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


     As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated January 29, 1998 included in Weatherford International, Inc.'s (formerly known as EVI Weatherford, Inc.) Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 1997, and our report dated June 15, 1998 with respect to Weatherford International, Inc.'s restated financial statements included in Weatherford International, Inc.'s Current Report on Form 8-K dated June 15, 1998 as amended by Amendment No. 1 to the Current Report on Form 8-K on Form 8-K/A dated July 20, 1998 and Amendment No. 2 to the Current Report on Form 8-K on Form 8-K/A dated December 10, 1998 and to all references to our Firm included in this Registration Statement.


ARTHUR ANDERSEN LLP

Houston, Texas

December 23, 1998